Exhibit 10.12

MASTER PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

SC GREENVILLE INVESTORS I, LLC, a Delaware limited liability company

SC CHARLESTON INVESTORS I, LLC, a Delaware limited liability company

SC MOONVILLE INVESTORS I, LLC, a Delaware limited liability company

ANDERSON INVESTORS I, LLC, a Delaware limited liability company

NC GARNER INVESTORS I, LLC, a Delaware limited liability company

NC KERNERSVILLE INVESTORS I, LLC, a Delaware limited liability company

NC EDEN INVESTORS I, LLC, a Delaware limited liability company

NC MADISON INVESTORS I, LLC, a Delaware limited liability company

NC HUNTERSVILLE INVESTORS I, LLC, a Delaware limited liability company

NC ASHEVILLE INVESTORS I, LLC, a Delaware limited liability company as Seller

and

ARCTRUST EQUITIES, LLC, a New Jersey limited liability company, or its assignee as Buyer

February 3, 2012

MASTER PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of February 3, 2012 (the “Effective Date”).

PARTIES:	This Purchase Agreement and Escrow Instructions is between SC GREENVILLE INVESTORS I, LLC, a Delaware limited liability company, SC CHARLESTON INVESTORS I, LLC, a Delaware limited liability company, SC MOONVILLE INVESTORS . I, LLC, a Delaware limited liability company, ANDERSON INVESTORS I, LLC, a Delaware limited liability company, NC GARNER INVESTORS I, LLC, a Delaware limited liability company, NC KERNERSVILLE INVESTORS I, LLC, a Delaware limited liability company, NC EDEN·INVESTORS I, LLC, a Delaware limited liability company, NC MADISON INVESTORS I, LLC, a Delaware limited liability company, NC HUNTERSVILLE INVESTORS I, LLC, a Delaware limited liability company, and NC ASHEVILLE INVESTORS I, LLC, a Delaware limited liability company, individually or collectively as the context may require, as “Seller”, and ARCTRUST EQUITIES, LLC, a New Jersey limited liability company, or its assignee, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of those certain ten (10) lots containing improved property located at premises situated at the following addresses (each a “Parcel” and collectively, the “Premises”):

Parcel	Address	City, State	Seller
A1	820 Mills Avenue	Greenville, SC	SC Greenville Investors I, LLC
A2	2566 Ashley River Road	Charleston SC	SC Charleston Investors I, LLC
A3	7401 Augusta Road	Moonville, SC	SC Moonville Investors I, LLC
A4	1405 East Greenville Street	Anderson, SC	Anderson Investors I, LLC
A5	790 Timber Drive	Garner, NC	NC Garner Investors I, LLC
A6	1101 South Main Street	Kernersville, NC NCNCNC	NC Kernersville Investors I, LLC
A7	625 South Van Buren Road	Eden, NC	NC Eden Investors I, LLC
A8	717 North Highway Street	Madison NC	NC Madison Investors I, LLC
A9	7920 Sam Furr Road	Huntersville, NC	NC Huntersville Investors I, LLC
A10	1088 Hendersonville Road	Asheville NC	NC Asheville Investors I, LLC

as legally described on Exhibits A-1 through A-10 attached hereto (collectively, the “Real Property”); and

WHEREAS, as of the Effective Date, each Parcel is improved with a building (each a “Building” and collectively, the “Buildings”) which Real Property and Buildings are leased to CVS Pharmacy, or its affiliate (“Tenant”) in accordance with written leases as further described in the Lease Summary (the “Lease Summary”) attached hereto as Exhibit B (each a “Lease” and collectively the “Leases”), and which are guaranteed by those certain Guaranties from CVS Caremark Corporation to the extent set forth in the Lease Summary attached hereto (each a “Guaranty” and collectively, the “Guaranties”). The Real Property, the Buildings, the improvements to the Real Property (the “Improvements”), the personal property, if any, of Seller located on the Real Property and Seller’s interest in the Leases and all rents issued and profits due or to become due thereunder and the Guaranties are hereinafter collectively referred to as the “Property”; and

WHEREAS, Buyer desires to purchase the Property from the Seller and Seller desires to sell the Property to Buyer free and clear of all liens, except as noted herein, all as more particularly set forth in this Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3. INCLUSIONS IN PROPERTY.

(a) The Property. The term “Property” shall also include the following: Real Property;

(1) all tenements, hereditaments and appurtenances pertaining to the

(2) all mineral, water and irrigation rights of Seller, if any, running with or otherwise pertaining to the Real Property;

(3) all interest, if any, of Seller m any road adjoining the Real Property;

4) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Property by reason of condemnation, eminent domain or exercise of police power; ·

(5) all of Seller’s interest in the Buildings, the Improvements and any other improvements and fixtures on the Real Property; ·

(6) all of Seller’s interest, if any, in any equipment, machinery and personal property on or used in connection with the Real Property (the “Personalty”);

(7) the Leases, the Guaranties and security deposit, if any; and,

(8) all of Seller’s interest, to the extent transferable, in all permits and licenses (the “Permits”), warranties (the “Warranties”), contractual rights and intangibles (including rights to the name of the Improvements as well as all construction contracts, subcontracts, architectural/engineering plans and/or agreements and similar agreements) with respect to the design, development, construction, operation, maintenance, repair and/or improvement of the Property (collectively, the “Contracts”).

(b) The Transfer Documents. The Personalty shall be transferred by that certain bill of sale from Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit C (the “Bill of Sale”); the Leases and Guaranties shall be transferred by that certain assignment and assumption of lease and guaranty, the agreed upon form of which is attached hereto as Exhibit D (the “Assignment of Lease”); the Permits, Warranties and Contracts shall be transferred by that certain assignment and. assumption agreement, the agreed upon form of which is attached hereto as Exhibit E (the “Assignment Agreement”); and the Real Property, the Buildings and the Improvements shall be transferred and conveyed by execution and delivery of Seller’s special warranty deed, the agreed upon form of which is attached’ hereto as Exhibit F (the “Deed”). The Bill of Sale, the Assignment of Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the “Transfer Documents”. Seller shall deliver a set of Transfer Documents for each Parcel being conveyed. Notwithstanding the foregoing, in the event any Warranty transfer requires the approval of the applicable warrantor and/or satisfaction of any other conditions to such transfer, Seller shall obtain such approval and satisfy all such conditions no later than COE (as defined below), including, without limitation, payment of any fees relating thereto. Seller and Buyer (as appropriate) shall duly execute the Transfer Documents and deposit such with the Escrow Officer (defined below) prior to the COE (defined below).

4. PURCHASE PRICE. The price to be paid by Buyer to Seller for the Property is Twenty-Two Million Four Hundred and Seven Thousand Three Hundred Four and No/100 Dollars ($22,407,304.00) (the “Purchase Price”), which Purchase Price shall be allocated among the Parcels as set forth on Schedule 4 attached hereto, and is payable as follows:

(a) One Hundred Thousand Dollars ($100,000.00) earnest money (said deposit, together with all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than four (4) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”);

(b) Subject to all conditions precedent herein, Twenty-Two Million Three Hundred Seven Thousand Three Hundred Four and No/100 Dollars ($22,307,304.00) in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), to be deposited in escrow with Escrow Agent on or before COE, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. If escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COB. If escrow does not close, the Earnest Money Deposit shall be applied as set forth in this Agreement.

6. PRELIMINARY TITLE REPORT AND OBJECTIONS. (a) Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (each, a “Report”) for an ALTA extended coverage title insurance policy (each, an “Owner’s Policy”) for each Parcel to Buyer and Seller. Each Report shall show the status of title to the corresponding Parcel as of the date of such Report and shall also describe the requirements of Escrow Agent for the issuance of the Owner’s Policy as described herein. The cost of each Owner’s Policy shall be paid by the Buyer. In addition to the Report, Escrow Agent shall simultaneously deliver to Buyer legible copies of all documents identified in Part Two of Schedule B of each Report.

(b) If Buyer is dissatisfied with any exception to title as shown in any Report and/or any matter disclosed by any Survey (defined below) (collectively, the “Objectionable Matters”), then Buyer may either, by giving written notice thereof to Escrow Agent and Seller (i) on or before expiration of the Study Period (as defined below) or (ii) five (5) business days from Buyer’s receipt of such Report and Survey, whichever is later, (x) cancel this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer together with all documents deposited in escrow by Buyer, or (y) provisionally accept the title subject to Seller’s agreement to cause the removal of or otherwise cure the Objectionable Matters, in which case Seller shall (at its sole cost) remove or otherwise cure the Objectionable Matters before COB. Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection, if Seller does not intend to remove (or cause the Escrow Agent to endorse over, to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. Seller’s lack of response shall be deemed as Seller’s refusal to remove or otherwise cure the Objectionable Matters prior to COB. If written notice of dissatisfaction is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have disapproved of the condition of the title of the Property as shown by the Report, and shall have elected to terminate this Agreement in accordance with clause (x) of this paragraph (b).

(c) In the event any Report is amended to include new exceptions that are not set forth in a prior Report, Buyer shall have until the later of (i) the expiration of the Study Period, or (ii) the date that is five (5) business days after Buyer’s receipt of the amended Report and copies of the documents identified in the new exceptions or new requirements, within which to (x) cancel this Agreement and receive a refund of the Earnest Money Deposit, or (y) provisionally accept the title subject to Seller’s agreement to cause the removal of or otherwise cure the Objectionable Matters. Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection, if Seller does not intend to remove (or cause the Escrow Agent to .endorse over, to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. Seller’s lack of response shall be deemed as Seller’s refusal to satisfy the Objectionable Matters prior to COE.

(d) If Seller serves notice to Buyer that Seller does not intend to remove or otherwise cure the Objectionable Matters before COE pursuant to · section 6(b) or 6(c) above, or does not otherwise respond to Buyer’s objections, Buyer shall, within ten (10) days thereafter, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and all other obligations under this Agreement shall terminate, or (ii) Buyer may waive such Objectionable Matters and the transaction shall close as scheduled. If written notice of such election is not timely given by Buyer pursuant to the foregoing sentence, then Buyer shall be deemed to have elected to terminate this Agreement in accordance with clause (i) of the preceding sentence. If Seller agrees to remove or otherwise cure the Objectionable Matters but fails or is unable to do so by the scheduled COE date, or if Buyer otherwise receives notice that Seller has failed or refused to remove or otherwise cure the Objectionable Matters, Buyer shall, within ten (10) days of either said COE date or its receipt of notice of such failure or inability, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) declare Seller to be in default under this Agreement and terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to the Buyer, Seller shall promptly reimburse Buyer for all out-of-pocket cost incurred by Buyer and all other obligations under this Agreement shall terminate, or (iii) waive such Objectionable Matters whereupon the transaction shall close five (5) business days after Buyer notifies Seller of such election. If written notice of such election is not timely given by Buyer pursuant to the foregoing sentence, then Buyer shall be deemed to have elected to terminate this Agreement in accordance with clause (i) of the preceding sentence.

7. BUYER’S STUDY PERIOD.

(a) The Study Period. Buyer shall have until 11:59- p.m. ET on the thirtieth (30th) day after the Buyer’s receipt of written notice from Seller that the Inspection Period under Article V of the AIN Contract (as defined in Section 12.2 below) has been satisfied or waived by the Buyer under the AIN Contract, within which to conduct and approve any investigations, studies or test deemed necessary by Buyer, in Buyer’s sole discretion and at Buyer’s sole cost, to determine the feasibility of acquiring the Property, including, without limitation, Buyer’s right to: (i) review and approve the Survey, the Lease, the Guaranty and Seller’s operating statements with respect to each Parcel, and the Contracts; (ii) meet and confer with Tenant; and, (iii) obtain, review and approve an environmental study of the Real Property and Buildings (collectively, “Buyer’s Diligence”).

(b) Right of Entry. Subject to the prior rights of the Tenant in the Property, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon the Property, at any time or times prior to COE, upon reasonable advance notice to Seller, to conduct Buyer’s Diligence. Any entry on the Property shall be conducted in a manner so as to not unreasonably interfere with the Tenants’ business operations on the Property,· Buyer shall not perform ·any invasive or destructive testing or examination without advance written permission of the Seller, which permission shall not be Unreasonably withheld, and Buyer shall promptly thereafter restore the Property to its condition immediately preceding such testing or examinations. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from and against any and all claims for expenses, costs, losses, liabilities and/or damages asserted against Seller, including, but not limited to, court costs and reasonable attorneys’ fees; which may be incurred by Seller solely as a direct result of Buyer’s Diligence provided that Buyer shall not be responsible for any damages resulting from a mere discovery of a pre-existing condition at the Real Property. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

(c) Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in w1iting, on or before the end of the Study Period of Buyer’s acceptance of Buyer’s Diligence as to the Parcels and waiver of the contingencies as set forth in this Section 7, for any or no reason, this Agreement shall be canceled and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. In addition, Buyer shall have the right at any time during the Study Period to send written notice to Seller terminating this Agreement for any or no reason for the entire Property and the ·Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

(d) Tenant Right of First Refusal or Right of First Offer. If any Lease contains a tenant right of first refusal or right of first offer (either such right, a “ROFR”), the parties hereby agree that the Study Period shall commence and run as set forth in Section 7(a) above, and commencement thereof shall not be tolled pending receipt of a written waiver of such ROFR by Tenant; provided, however, that in return therefor, Seller hereby agrees that, in the event Tenant does give notice of its intent to exercise an ROFR or does· actually exercise the ROFR, Seller shall promptly reimburse to Buyer all reasonable out-of-pocket and third-party property diligence expenses incurred by Buyer, including, without limitation, reasonable attorneys’ fees and costs.

8. DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a) Deliveries to Buyer. Seller agrees to deliver to Buyer within five (5) days of the Opening of Escrow the information in Seller’s possession or control relating to the leasing, operating, maintenance, construction (including any Certificate of Occupancy for the Property), repair, zoning (including any zoning verification letters), platting, engineering, soil tests, water tests, environmental tests, market studies, master planning, architectural drawings and like matters regarding each Parcel and/or the Tenant (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. The information may be provided in electronic format. The foregoing deliveries shall inch,1de, but· not be limited to, copies of: (i) the Leases, including all amendments thereto, guaranties thereof and assignments thereof; (ii) the site plan with respect to, and survey of the Property; (iii) copies of all Contracts, Warranties and Permits; and (iv) Phase I Reports, Phase II Reports and any other environmental reports in Seller’s possession or control concerning the Property. Should Seller receive new or updated information regarding any of the matters set forth in this Section 8(a) after the· Effective Date and prior to COE, Seller will immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer. Any documents furnished to Buyer by Seller relating to the Property including, without limitation, rent rolls, service agreements, management contracts, maps, surveys, studies, pro formas, reports and other information, including but not limited to the Seller’s Diligence Materials, shall be deemed furnished as a courtesy to Buyer but without warranty from Seller, except that Seller represents and warrants that such documents furnished to Buyer shall be complete copies of the documents in Seller’s possession.

(b) Delivery by Buyer. If this Agreement is canceled for any reason, except Seller’s willful default hereunder, Buyer agrees to deliver to Seller upon payment by Seller to Buyer of Buyer’s cost thereof, copies of those investigations, studies and/or tests which Buyer may have elected to obtain.

9. THE SURVEY. Promptly after the Opening of Escrow, Buyer shall order from a surveyor licensed in the State where the Parcel is located a current, certified ALTA As-Built survey of the Real Property, Building and Improvements for each Parcel (each a “Survey”), whereupon the legal description in the Survey shall control over the description in Exhibit A attached hereto to the extent they may be inconsistent. The Survey shall set forth the legal description and boundaries of the Property and all easements, encroachments and improvements thereon. Buyer shall pay for the cost of the Survey.

10. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11. DELIVERY OF POSSESSION. Seller shall deliver possession of the Property to Buyer at COE subject only to the rights of Tenant under the Leases as approved by Buyer as part of Buyer’s Diligence.

12. CONDITIONS PRECEDENT.

12.1 BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and . to close escrow are expressly subject to the following: ·

(a) the deposit by Seller to Escrow Agent, for delivery to Buyer at COE, of the original Transfer Documents duly executed by Seller for each Parcel;

(b) the issuance of the Owner’s Policy (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to Section 6(e) of this Agreement for each Parcel;

(c) the delivery by Seller to Buyer at COE of all security deposits and pre- paid/abated rents under the Leases for such Property, if any, in the form of a credit in favor of Buyer against the Purchase Price for each Parcel;

(d) the deposit by Seller with Escrow Agent (for delivery to Buyer at COE) not later than five (5) business days prior to COE of an original estoppel certificate for each Parcel in substantially the form attached hereto at Exhibit G, dated not more than forty-five (45) days prior to COE, (ii) if required by Buyer, a subordination, non-disturbance and attornment agreement executed by Tenant, in form attached to the Lease (or if no form is attached to the Lease in the form and substance reasonably acceptable to Tenant), for the benefit of Buyer’s lender, if any for each Parcel (Buyer agrees to make such application and be responsible for the cost of the same, if any), and (iii) to the extent such REA’s require the delivery of the same by the parties therein, Seller will apply for. and use commercially reasonable efforts to obtain an original estoppel certificate executed by all other parties to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions on each Parcel (the “REA’s”) and addressed or certified to Buyer and its Lender, if any, stating that such instrument is ip full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable instrument and all amounts, if any, owing under the applicable agreement have been paid in full;

(e) the deposit with Escrow Agent and Buyer prior to the expiration of the Study Period of an executed waiver by Tenant of any right of first refusal under the Leases, if applicable;

(f) the deposit with Escrow Agent of an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of any mechanics’ lien exception from the Owner’s Policy and any Gap affidavits or undertakings required by the Title Company for each Parcel;

(g) intentionally deleted;

(h) the deposit with Escrow Agent, for delivery to Buyer at COE, of a letter from Seller to Tenant requesting that future rent under the Leases be paid to Buyer;

(i) intentionally deleted;

(j) there has been no “Insolvency Event” with respect to the Tenant. As used in this subsection (j), an “Insolvency Event” shall have occurred if the Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due; ·

(k) intentionally deleted;

(1) to the extent in Seller’s possession, delivery to Buyer of copies of the original, fully-executed Leases, and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, and, if seller is not the original landlord under the Leases, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under the Leases; and

(m) to the extent in Seller’s possession or control, the deposit by Seller with Escrow Agent, for delivery to Buyer at COE, of originals of the Contracts,· Warranties and Permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

If the foregoing conditions have not been satisfied by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) cancel this Agreement, whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) extend such specified date or COE, as applicable, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions.

The satisfaction of the closing obligations and the closing of any Parcel is contingent upon the satisfaction of the closing obligations and the closing of any other Parcel.

12.2 SELLER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Seller’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a) Seller (or its affiliates) are the Purchaser, and AIN Partners LP, a Delaware limited partnership (“AIN”), is the Seller under a Contract of Sale dated                    2012, for the sale and purchase of 23 CVS zero coupon stores (the “AJN Contract”). In the event the AIN Contract is terminated for any reason other than breach by Buyer, this Agreement shall terminate automatically whereupon the Earnest Money shall be returned to Buyer and the parties shall have no further rights, duties or obligations hereunder except with respect to the provisions of this Agreement which expressly survive the termination of this Agreement. Seller shall not be required to close as to the Property under this Agreement until all open contingencies of AIN under the AIN Contract have been satisfied or waived in writing by AIN.

If the foregoing conditions have not been satisfied or waived by Seller by COE, then Seller shall have the right, at Seller’s sole option, by giving written notice to Buyer and Escrow Agent prior to COE, to cancel this Agreement, whereupon the Earnest Money Deposit shall be returned immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

13. SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE for each Parcel that:

(i) to Seller’s knowledge, there are no unrecorded leases (other than the Lease), liens or encumbrances which may affect title to the Property; any existing financing secured by the Property or any part thereof shall be satisfied and discharged in full at or prior to · COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to COE;

(ii) to Seller’s knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction;

(iii) to Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property;

(iv) to Seller’s knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities;

(v) there are no suits .or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting the Property or the Tenant, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

(vi) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, except for any right of first refusal under the Leases;

(vii) Seller has not taken any action before any governmental authority having jurisdiction there over, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller’s knowledge after due inquiry, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(viii) to Seller’s knowledge, this transaction will not in any way violate any other agreements to which Seller is a party;

(ix) Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(x) to Seller’s knowledge, no default of Seller exists under the Lease; Seller has not sent any written notice of default to Tenant and, to Seller’s knowledge, no default of Tenant exists under the Lease; Seller has not received any notice or correspondence from Tenant or Tenant’s agents indicating Tenant’s desire, willingness or intent to amend, modify, assign or terminate the Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing; the Guaranty is in full force and effect;

(xi) except as set forth in the Leases, Tenant is not entitled to any free rent periods or rental abatements, concessions or other inducements for any period subsequent to COB;

(xii) Intentionally deleted;

(xiii) to Seller’s knowledge, all amounts due and payable by Seller under the Contracts and the REA’s have been paid in full and no default of Seller exists under any of the Contracts or any of the REA’s and, to Seller’s knowledge, no default of any other party exists under any of the Contracts or any of the REA’s;

(xiv) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder, except to the extent a Tenant has a right of first refusal under a Lease;

(xv) except as set forth in Seller’s Diligence Materials, Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any” Hazardous Materials. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(xvi) except as set forth in Seller’s Diligence Materials, to Seller’s actual knowledge, there is not now, nor has there ever been, on or in the Property underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment;

(xvii) to Seller’s knowledge, there are no proceedings pending· for the increase of the assessed valuation of the Real Property;

(xviii) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits; have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound;

(xix) to Seller’s knowledge, Seller has not withheld any information within its possession or of which it is actually aware regarding the Property or any part thereof that would reasonably be considered by an experienced purchaser to be material to that purchaser’s decision to acquire the Property;

(xx) except as specifically set forth in the Leases or Seller’s Due Diligence Materials, Tenant has no right of first offer or first refusal to purchase the Property or any portion thereof. Seller has performed and will continue to perform all of the obligations, and has observed and will observe all of the covenants, required of the landlord under the Leases arising prior to the date of the Closing. Except as specifically set forth ·in the Leases, there are no agreements with either Tenant for the performance of any work by Seller, as landlord, at the Property; and,

(xxi) to Seller’s knowledge, there are no sale, listing or leasing commission obligations affecting the Leases or the Property as of the date hereof, except .with regard to the sale commission of the Broker which shall be paid by Seller at COE, and no such agreements shall affect the Leases or the Property as of the date of the COE.

(b) Further, Seller hereby covenants to Buyer as of the Effective Date as to each Parcel that:

(i) Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, without Buyer’s prior written consent;

(ii) Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use;

(iii) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Property up to COE, unless the Tenant’s responsibility under any Lease, shall be caused by Seller to be paid in full;

(iv) all general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at COE) have been paid or will be so paid pursuant to the terms of each Lease;

(v) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into· any lease with respect to the Property or any part thereof, or terminate, amend, modify, extend or waive any rights under the Lease or the Guaranty without Buyer’s prior written consent, which consent may be withheld at Buyer’s sole discretion;

(vi) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1) continue to operate the Property as heretofore operated by Seller subject to Buyer’s rights under this Agreement to direct specific activities of Seller;

(2) maintain or cause Tenant to maintain the Property in its . current condition and perform required and routine maintenance and make replacements of each part of the Property that is tangible property (whether real or personal) and perform repairs or make replacements to any broken, defective or malfunctioning portion the Property that is tangible property (whether real or personal) as the relevant conditions require;

(3) pay or cause Tenant to pay (as applicable) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Property up to COE;

(4) comply or cause Tenant to comply with all governmental requirements applicable to the Property;

(5) except as required by a governmental agency, not place or permit to be placed on any portion of the Property any new improvements of any kind or remove or permit any improvements to be removed from the Property without the prior Written consent of Buyer;

(6) without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon the Premises or any portion thereof that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances; and

(7) cause Tenant to comply in all respects with the terms, covenants and conditions of the Lease;

(vii) Seller shall and hereby does assign to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE);

(viii) Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser; and

(c) Should Seller receive notice or knowledge of any information that qualifies any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing.

All representations, warranties and covenants made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE for one (1) year after COE. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller’s warranties or covenants. Seller’s indemnity and hold. harmless obligations shall survive COE for a period of one (1) year. After COE, the aggregate liability of Seller with respect to all claims hereunder shall not exceed $100,000 per Parcel Notwithstanding the foregoing, no representation, warranty, covenap.t or agreement made in this Agreement by Seller shall survive the Closing relative to any matters disclosed in the Seller’s Diligence Materials or known to Buyer to be untrue or incorrect and of which Seller is not notified by Buyer prior to or at Closing. Buyer further acknowledges that Seller has no duty of investigation and inquiry in determining whether or not the Property is suitable for Buyer’s purpose. Buyer is deemed to have constructive knowledge of all information contained in the Seller’s Diligence Materials and information that could be reasonably inferred from such Seller’s Diligence Materials.

14. BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(i) this transaction will not in any way violate any other agreement to which Buyer is a party;

(ii) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(iii) no consent of any third party is required in order for Buyer to enter into this Agreement and perform Buyer’s obligations hereunder;

(iv) there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, the agreed upon forms of which are attached hereto as Exhibits; ·

. (v) Buyer is a sophisticated investor with substantial experience investing in assets as the same type as the Property and Buyer has the financial capacity to make the investment described herein; and

(vi) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound.

(b) Further, Buyer hereby covenants to Seller as of the Effective Date that:

(i) should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

All representations, warranties and covenants made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for one (1) year after COE. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties or covenants. Buyer’s indemnity and hold harmless obligations shall survive COE for a period of one (1) year. After COE, the aggregate liability of Buyer with respect to all claims hereunder shall not exceed $100,000 per Parcel.

15. “AS IS” SALE — NO ADDITIONAL REPRESENTATIONS OR WARRANTIES OF SELLER. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SPECIFIED IN SECTION 13 OF THIS AGREEMENT OR ANY OF THE TRANSFER DOCUMENTS EXECUTED IN CONNECTION THEREWITH, SELLER HAS NOT MADE, AND SELLER HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTY, TENANTS OR GUARANTOR, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS·, THE COMPLIANCE OF THE PARCELS OR IMPROVEMENTS WITH GOVERNMENTAL LAWS, THE TRUTH OR ACCURACY OF ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, THE FINANCIAL CONDITION OF THE GUARANTOR OR TENANTS, OR ANY OTHER MATTER OR THING REGARDING GUARANTOR, THE PARCELS, IMPROVEMENTS OR TENANTS. BUYER AGREES TO ACCEPT THE PARCELS, IMPROVEMENTS AND ACKNOWLEDGES THAT THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE BY SELLER ON AN “AS IS, WHERE IS, AND WITH ALL FAULTS” BASIS. BUYER IS AN EXPERIENCED BUYER OF PROPERTIES SUCH AS THE PROPERTY AND BUYER HAS MADE OR WILL MAKE BUYER’S OWN INDEPENDENT INVESTIGATION OF THE PARCELS OR IMPROVEMENTS. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING HEREUNDER.

16. Intentionally deleted.

17. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, for each Parcel, with respect to (i) the amount of Tenant’s security deposit under the Lease, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

18. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a) the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except for Sean O’Shea at BCR Advisors (the “Broker”); and

(b) if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement, including the Broker, the Party under whom the finder or broker is claiming shall indemnify and hold the other Patty harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and

(c) Seller shall be responsible for the payment of the commission to the Broker pursuant to a separate written agreement between Seller and the Broker, which commissions shall only be paid upon COE and Seller’s receipt of the Purchase Price.

19. CLOSE OF ESCROW. COE shall be on or before 5:00p.m. ET on the later of the thirtieth (30tl) day after the expiration of the Study Period or the first (1st) business day after satisfaction of all contingencies to COE, but in no event later than the ninetieth day after the expiration of the Study Period (the “Closing Date”).

20. BINDING VALIDITY. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Buyer may designate someone other than Buyer, as grantee and/or an assignee, under the Transfer Documents for each Parcel by providing written notice of such designations prior to COE. No such designation or assignment will release or relieve Buyer of its obligations under this Agreement.

21. RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to damage of or to the Property or any part thereof which may occur prior to COE. Seller shall also bear all risk of loss resulting from or related to a taking or condemnation of the Prope1ty or any part thereof with respect to which written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of the Property is conveyed in lieu of condemnation prior to COE (any such damage, taking or condemnation event a “Risk of Loss Event”). In the event of any Risk of Loss Event prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Purchase Price. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss) Buyer may cancel or terminate this Agreement as provided above. In the event of any Risk of Loss Event which does not result in a Cancellation of this Agreement or termination of this Agreement, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds actually received, or assign. to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same, and credit to Buyer an amount equal to the deductible (if any) under the insurance policy.

22. REMEDIES.

(a) Seller’s Breach. If Seller breaches· this Agreement, including, without limitation, a breach of any representation or warranty of Seller set forth herein and/or the failure of Seller to satisfy any conditions precedent to COE specified in Section 12 above that are within Seller’s control, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses (not to exceed $100,000.00) and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; (ii) extend the date scheduled for COE for such reasonable period of time as may be required to permit Seller to cure or remedy such breach, provided such period of time shall not exceed thirty (30) days unless such greater period of time is agreed to in writing by Seller; or (iii) seek specific performance against Seller (including the recovery of court costs and reasonable attorney fees) in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act, Buyer shall be entitled to pursue all—rights and remedies available at law or in equity. Seller hereby acknowledges and agrees that the provisions of this Section 22(a) shall not limit any rights or remedies Buyer may have against Seller after COE for any misrepresentation,- breach of warranty or default by Seller in any of its obligations under this Agreement, the Transfer Documents or any other documents to be entered into pursuant to this Agreement.

(b) Buyer’s Breach. If Buyer breaches this Agreement, as its sole remedy Seller shall be entitled to reimbursement from Buyer of Seller’s reasonable out-of-pocket and third-party property diligence expenses (not to exceed $100,000.00) and to retain the Earnest Money Deposit in accordance with Section 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer.

23. Intentionally deleted.

24. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or telecopy (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	HILL DEVELOPMENT COMPANY 31194 Napa Valley Crest Waukee, Iowa 50263 Attention: David Hill, President

with copies to:	Belin McCormick, P.C. 666 Walnut Street, Ste. 2000 Des Moines, Iowa 50309 Attention: Steven E. Zumbach, Esq. Tel: (515) 283-4676

if to Buyer:	ARCTRUST EQUITIES, LLC 1401 Broad Street Clifton, New Jersey 07013 Attention: Marc A. Perel Tel: (973) 249-1000 Fax: (973) 249-1001

with copies to:	Ansell Grimm & Aaron, P.C. 341 Broad Street Clifton, New Jersey 07013 Attention: David B. Zolotorofe, Esq. Tel: (973) 247-9000 Fax: (973) 247-9199

If to Escrow Agent:	First American Title Insurance Company 2425 E. Camelback Road, Suite 400

Phoenix, AZ 85016 Attention: Mr.Brandon Grajewski Tel.: (602) 567-8145 Fax: (602) 567-8101

(b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery or telecopy, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received (i) on the date on which the notice is received, if notice is given by telecopy or personal delivery, (ii) on the first business day following deposit with an overnight carrier, if used, and (iii) on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

25. CLOSING COSTS.

(a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit H, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, including any and all defeasance fees, and (ii) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) the fees and costs due Escrow Agent for its services, (ii) the cost of the Title Policy and Survey, (iii) the transfer tax associated with the sale of the Property, if any, and (iv) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Because the real estate taxes are the responsibility of the Tenant, regardless of whether owed or not at time of COE there shall be no real estate taxes proration or credit of any kind for real estate taxes. The rent proration shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 25(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

(b) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations inaccurate in an amount in excess of $2,500.00, the same shall be corrected as soon after their discovery as possible. The provision of this Section 25(b) shall survive COE except that no adjustment shall be made later than eighteen (18) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

(c) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

26. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 26 shall survive cancellation of this Agreement.

27. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

29. GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of where the Parcel at issue is located, or if the matter .at issue does not relate to a specific Parcel, the laws of the State of North Carolina.

30. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under· any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

31. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

32. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the te1ms and provisions of this Agreement and the terms and provi sions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

33. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement

34. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile and/or in any number of counterparts. Each party may rely upon any facsimile or counterpart copy as if it were one original document

35. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

36. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

37. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

38. INDEMNITY. Seller shall indemnify, hold harmless and defend Buyer, Buyer’s affiliates, the· partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Buyer (a) relating to any actual or alleged events, acts or omissions occurring with respect to the Property prior to COB, and/or (b) based upon Buyer’s ownership of the Property but with respect to which the claimed loss, damage or injury occurred prior to COB. Buyer shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller (y) relating to any actual or alleged events, acts or omissions occurring with respect to the Property from and after COE, and/or (z) based upon Seller’s ownership of the Property but with respect to which the claimed loss, damage or injury occurred from and after COE. The provisions of this Section 38 shall survive COE for a period of two (2) years thereafter.

39. PRIVILEGE TAXES. Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of the :property (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid and Seller shall pay any such taxes that may arise as a result of the sale of the Property to Buyer as and when due. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence. The provisions of this Section shall survive COE.

40. Intentionally deleted.

41. TENANT AUDIT RIGHT. In the event that Tenant has the right to inspect and audit the books, records and other documents of the landlord under the Lease which evidence the purchase price of the Real Property, the development and construction costs of the Improvements, and/or common area maintenance costs and expenses, Seller hereby covenants and agrees that it shall retain such books, records and other documents which will enable Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that Tenant could demand an inspection and/or audit thereof pursuant to the Lease and, upon written request therefore from Buyer, or any successor or assign, thereof, shall provide both Buyer and Tenant with reasonable access thereto and otherwise reasonably cooperate with both Buyer and Tenant with respect to such inspection and/or audit by Tenant. In the event Tenant claims any right to a credit, refund or other reimbursement as a result of such audit, Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating thereto or arising therefrom. The provisions of this Section 41 shall survive COE.

42. IRS 1031 EXCHANGE. Either party may elect to consummate the purchase/sale of the Property as part of a like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder. Seller and Buyer agree to cooperate with the other in all reasonable respects, at the exchanging party’s sole cost and expense, in effecting an Exchange, and each agrees to execute any and all documents (subject to reasonable approval of counsel) as are reasonably necessary in connection therewith. Either party may effect an Exchange through an assignment of this Agreement or its rights under this Agreement to a “qualified intermediary” (as defined in Treasury Regulation Section 1.103(i)-l(g)(iii)). Upon an assignment to a qualified intermediary, all references herein to that party shall be deemed to refer to that party and the qualified intermediary, as the case may be; provided, however, that such assignment shall in no way affect or limit any of the exchanging party’s representations, warranties or covenants contained herein, including such party’s obligations hereunder, as if such assignment shall not have taken place. The exchanging party shall provide the necessary instructions, documents, agreements, or instruments in connection therewith, provided that such party shall reimburse the other party for any expenses incurred as a result of or connected with an Exchange.

43. DEFEASANCE. Upon receipt by Seller of the Buyer’s acceptance of Buyer’s Due Diligence pursuant to Section 7(c), Seller shall engage a defeasance coordinator and shall provide Buyer with a summary of the three-day closing process required by the documents evidencing Seller’s underlying mortgage financing. Notwithstanding anything to the contrary in this Agreement, COE shall be Day Three (as defined below), which shall be the date of possession of the Property.

(a) Day One. Seller should cause its defeasance coordinator to set up a conference call involving Seller, Seller’s attorney, Buyer, Buyer’s Lender (if any), Buyer’s attorney, and Escrow Agent to confirm that all conditions for funding the purchase of the Property on Day Two other than Seller’s performance have been satisfied. Buyer shall be in material breach if Buyer and its lender do not provide to Seller irrevocable assurance that Buyer will fund on Day Two if Seller’s performance has been satisfied.

(b) Day Two. Buyer and Seller shall execute and deliver to Escrow Agent all documents and funds necessary to close the sale of the Property including documents necessary to release the Property from the lien securing the underlying mortgage financing, and the balance of the Purchase Price. Buyer agrees to arrange with its lender to fund the loan .on the day before the lien of the underlying financing is released.

(c) Day Three. After receiving confirmation of being able to defease the Property, Escrow Agent shall deliver that portion of the funds which are necessary to purchase the securities. After receiving confirmation of the purchase of securities, Escrow Agent will record the deed and other conveyance documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	SC GREENVILLE INVESTORS I, LLC, a Delaware limited liability company

	By:	Hill Development Company, an Iowa corporation, its Sole Member

		By:	/s/ David H. Hill
David H. Hill, President

SC CHARLESTON INVESTORS I, LLC, a Delaware limited liability company

	By:	Hill Development Company, an Iowa corporation, its Sole Member

		By:	/s/ David H. Hill
David H. Hill, President

SC MOONVILLE INVESTORS I, LLC, a Delaware limited liability company

	By:	Hill Development Company, an Iowa corporation, its Sole Member

		By:	/s/ David H. Hill
David H. Hill, President

ANDERSON INVESTORS I, LLC, a Delaware limited liability company

By:	Hill Development Company, an Iowa corporation, its Sole Member

By:	/s/ David H. Hill
David H. Hill, President

NC GARNER INVESTORS I, LLC, a Delaware limited liability company

By:	Hill Development Company, an lowa corporation, its Sole Member

By:	/s/ David H. Hill
David H. Hill, President

NC KERNERSVILLE INVESTORS I, LLC, a Delaware limited liability company

By:	Hill Development Company, an Iowa corporation, its Sole Member

By:	/s/ David H. Hill
David H. Hill, President

NC EDEN INVESTORS I, LLC, a Delaware limited liability company

By:	Hill Development Company, an Iowa corporation, its Sole Member

By:	/s/ David H. Hill
David H. Hill, President

NC MADISON INVESTORS I, LLC, a Delaware limited liability company

By:	Hill Development Company, an Iowa corporation, its Sole Member

By:	/s/ David H. Hill
David H. Hill, President

NC HUNTERSVILLE INVESTORS I, LLC, a · Delaware limited liability company

By:	Hill Development Company, an Iowa corporation, its Sole Member

By:	/s/ David H. Hill
David H. Hill, President

NC ASHEVILLE INVESTORS I, LLC, a Delaware limited liability company

By:	Hill Development Company, an Iowa corporation, it Sole Member

By:	/s/ David H. Hill
David H. Hill, President

BUYER:	ARCTRUST EQUITIES, LLC, a New Jersey limited liability company

	By:	/s/ Marc A. Perel
Marc A. Perel, Manager